Exhibit 10.9

CLIFFORD CHANCE LLP

EXECUTION VERSION

NOBLE CORPORATION PLC

AS GUARANTOR

IN FAVOUR OF

DNB BANK ASA

AS SECURITY AGENT

GUARANTEE RELATING TO A USD 1,550,000,000

TERM AND REVOLVING FACILITIES AGREEMENT

DATED 6 DECEMBER 2018

- i -

THIS GUARANTEE (this “Guarantee”) is made on 26 August 2022

BY:

(1)

NOBLE CORPORATION PLC, a public limited company incorporated in England and Wales with company number 12958050 having its registered address at 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT (and any successor entity thereto (including any re-registration of such company as a public limited company)) (the “Guarantor”); in favour of

(2)	DNB BANK ASA, acting on behalf of the Finance Parties and the Hedge Counterparties (the “Security Agent”).

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

“Amendment Agreement” means the amendment agreement in relation to the Facility Agreement dated on or about the date hereof between the Company, the Rig Owners, the Material Intra-Group Charterers, the Hedge Counterparties, the Agent (each as defined therein) and the Security Agent

“Debtor” has the meaning given to that term in the Intercreditor Agreement.

“Effective Date” has the meaning given to that term in the Amendment Agreement.

“Facility Agreement” means the term and revolving facilities agreement dated 6 December 2018 between, among others, The Drilling Company of 1972 A/S as the company, the financial institutions listed therein as lenders, DNB Bank ASA as agent of the other Finance Parties, and the Security Agent, as amended and supplemented from time to time.

“Guaranteed Document” means:

(a)	in relation to the Finance Parties, each document designated as a “Finance Document” under and pursuant to the Facility Agreement; and

(b)	in relation to the Hedge Counterparties, each Hedging Agreement (as defined in the Intercreditor Agreement).

“Guaranteed Obligations” means:

(a)	in relation to the Finance Parties, the punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents; and

(b)	in relation to the Hedge Counterparties, the punctual performance by each Debtor of all that Debtor’s obligations under the Hedging Agreements.

“Guaranteed Obligor” means:

(a)	in relation to the Finance Documents, each Borrower; and

(b)	in relation to each Hedging Agreement, each Debtor.

“Hedge Counterparty” has the meaning given to that term in the Intercreditor Agreement.

“Legal Opinion” means any legal opinion delivered to the Security Agent (or any other Finance Party) that makes reference to this Guarantee.

“Legal Reservations” means:

(a)

the principle that certain remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors;

(b)

the time barring of claims under applicable limitation laws (including the English Limitation Acts), defences of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for or indemnify a person against non-payment of any stamp duty may be void;

(c)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(d)	the principle that an English court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(e)	similar principles, rights and defences under the laws of England and Wales; and

(f)	any other matters of law of general application which are set out as qualifications or reservations (however described) in any Legal Opinion.

“Party” means a party to this Guarantee.

“Senior Discharge Date” has the meaning given to that term in the Intercreditor Agreement.

1.2	Incorporation of defined terms

(a)	Unless a contrary indication appears, a term defined in the Facility Agreement has the same meaning in this Guarantee.

(b)	The principles of construction set out in the Facility Agreement shall have effect as if set out in this Guarantee, mutatis mutandis.

1.3	Third party rights

(a)

Unless expressly provided to the contrary in this Guarantee, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Guarantee.

(b)	Subject to Clause 15.1, the consent of any person who is not a Party is not required to rescind or vary this Guarantee at any time.

1.4	Effective Date

Other than this Clause 1 and Clauses 10 (Changes to the Parties), 15 (Amendment, Release and Termination), 16 (Counterparts) 17 (Governing Law) and 18 (Enforcement), the rights and obligations of the Parties under this Guarantee will only take effect on and from the Effective Date.

2.	TERMS OF GUARANTEE DOCUMENTS

The Guarantor confirms that it has been provided with a copy of the Facility Agreement, Intercreditor Agreement and each Hedging Agreement and is aware of their terms.

3.	GUARANTEE

3.1	Guarantee and indemnity

On and from the Effective Date, the Guarantor irrevocably and unconditionally:

(a)	guarantees to the Security Agent (for and on behalf of itself, each Finance Party and each Hedge Counterparty) the Guaranteed Obligations;

(b)

undertakes with the Security Agent (for and on behalf of itself, each Finance Party and each Hedge Counterparty) that whenever a Guaranteed Obligor does not pay any amount when due which comprises the Guaranteed Obligations, it shall immediately on demand pay that amount as if it was the principal obligor; and

(c)

agrees with the Security Agent (for and on behalf of itself, each Finance Party and each Hedge Counterparty) that if any obligation guaranteed by it under this Guarantee is or becomes unenforceable, invalid or illegal it will, as an independent and primary obligation, indemnify the Security Agent (for and on behalf of itself, each Finance Party and each Hedge Counterparty) immediately on demand against any cost, loss or liability it incurs as a result of a Guaranteed Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Guaranteed Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 3.1 if the amount claimed had been recoverable on the basis of a guarantee.

3.2	Continuing guarantee

This Guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Guaranteed Obligor under the Guaranteed Documents, regardless of any intermediate payment or discharge in whole or in part.

3.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Guaranteed Obligor or any security for those obligations or otherwise) is made by a Finance Party or a Hedge Counterparty in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Guarantee will continue or be reinstated as if the discharge, release or arrangement had not occurred.

3.4	Waiver of defences

The obligations of the Guarantor under this Clause 3 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 3 (without limitation and whether or not known to it or any Finance Party or Hedge Counterparty) including:

(a)	any time, waiver or consent granted to, or composition with, any Guaranteed Obligor or any other person;

(b)	the release of any Guaranteed Obligor or other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Guaranteed Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Guaranteed Obligor or any other person;

(e)

any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of any Guaranteed Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Guaranteed Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Guaranteed Document or any other document or security; or

(g)	any insolvency or similar proceedings.

3.5	Guarantor Intent

Without prejudice to the generality of Clause 3.4 (Waiver of Defences), the Guarantor expressly confirms that it intends that this Guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Guaranteed Documents and/or any facility or amount made available under any of the Guaranteed Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

3.6	Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party or Hedge Counterparty (or, in each case, any trustee or agent on such person’s behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Guarantee. This waiver applies irrespective of any law or any provision of any document to the contrary.

3.7	Appropriations

Until all amounts which may be or become payable by the Guaranteed Obligors under of in connection with the Guaranteed Documents have been irrevocably paid in full, the Security Agent may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by the Security Agent in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Guarantee.

3.8	Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Guaranteed Obligors under or in connection with the Guaranteed Documents have been irrevocably paid in full and unless the Security Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under this Guarantee or by reason of any amount being payable, or liability arising, under this Guarantee:

(a)	to be indemnified by a Guaranteed Obligor;

(b)	to claim any contribution from any other guarantor of any Guaranteed Obligor’s obligations under the Guaranteed Documents;

(c)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties or the Hedge Counterparties under the Guaranteed Documents or of any other guarantee or security taken pursuant to, or in connection with, the Guaranteed Documents by any Finance Party or Hedge Counterparty;

(d)

to bring legal or other proceedings for an order requiring any Guaranteed Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 3.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Guaranteed Obligor; and/or

(f)	to claim or prove as a creditor of any Guaranteed Obligor in competition with any Finance Party or Hedge Counterparty.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Security Agent or as the Security Agent may direct for application in accordance with Clause 7 (Application of Proceeds).

3.9	Additional security

This Guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party and/or Hedge Counterparty.

4.	REPRESENTATIONS

The Guarantor makes the representations and warranties set out in this Clause 4 to the Security Agent (for and on behalf of itself, each Finance Party and each Hedge Counterparty) on the dates determined by Clause 4.10 (Times when representations made).

4.1	Status

(a)	It is a public limited company, duly incorporated and validly existing under the laws of England and Wales.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

4.2	Binding obligations

Subject to the Legal Reservations and the occurrence of the Effective Date, the obligations expressed to be assumed by it in this Guarantee are, legal, valid, binding and enforceable obligations.

4.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, this Guarantee do not and will not conflict with:

(a)	any law or regulation applicable to it in any material respect;

(b)	its constitutional documents in any material respect; or

(c)

any agreement or instrument binding upon it or any of its assets to an extent which has or is reasonably likely to have a material adverse effect on the ability of the Guarantor to perform its payment obligations under this Guarantee.

4.4	Power and authority

(a)

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Guarantee and the transactions contemplated by this Guarantee.

(b)	No limit on its powers will be exceeded as a result of the giving of the guarantees and indemnities contemplated by this Guarantee.

4.5	Validity and admissibility in evidence

All material Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under this Guarantee; and

(b)	to make this Guarantee admissible in evidence in England and Wales, have been obtained or effected and are in full force and effect.

4.6	Governing law and enforcement

Subject to the Legal Reservations, the choice of English law as the governing law of this Guarantee will be recognised and enforced in England and Wales.

4.7	No filing or stamp taxes

Except as specified in any Legal Opinion, under the laws of England and Wales it is not necessary that this Guarantee be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Guarantee or the transactions contemplated by this Guarantee.

4.8	Restricted Person

Neither the Guarantor nor any of its (or, if applicable, its Subsidiaries’) respective directors, employees or officers is a Restricted Person.

4.9	Insolvency Proceedings

(a)	No:

(i)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of clause 27.8 (Insolvency proceedings) of the Facility Agreement; or

(ii)	creditors’ process described in clause 27.9 (Creditors’ process) of the Facility Agreement, has been taken or, to its knowledge, threatened in relation to it.

(b)

For the purposes of the representations contained within this Clause 4.9, references to “an Obligor” in clauses 27.8 (Insolvency Proceedings) and 27.9 (Creditors’ process) shall be interpreted to be references to “the Guarantor”, and references to “the Group” within such clauses shall be interpreted to include the Guarantor.

4.10	Times when representations made

(a)	The representations and warranties set out in this Clauses 4 are made by the Guarantor on the date of this Guarantee.

(b)

The representations and warranties set out in Clauses 4.1 (Status) and 4.9 (Insolvency Proceedings) above are made by the Guarantor on the Effective Date (by reference to the facts and circumstances then existing).

5.	DEFAULT INTEREST

Without duplication of any default interest accruing on the Guaranteed Obligations (including under clause 12.3 (Default Interest) of the Facility Agreement), if the Guarantor fails to pay any amount payable by it under this Guarantee on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment and to the extent interest at a default rate is not otherwise being paid on that sum) at the rate which is two per cent. per annum over the rate which the Security Agent would be able to obtain by placing on deposit with a leading bank an amount comparable to the unpaid amounts in the currencies of those amounts for any period(s) that the Security Agent (acting reasonably) may from time to time select provided that if any such rate is less than zero, the rate will be deemed to be zero.

6.	TAX GROSS UP AND INDEMNITIES

6.1	Tax gross-up and indemnities

The provisions of clauses 16.1 (Definitions), 16.2 (Tax gross-up) and 16.3 (Tax indemnity) of the Facility Agreement shall be incorporated into this Guarantee as if set out in full in this Guarantee, mutatis mutandis, and as if references in those clauses to:

(a)	“Company” and “Obligor” are references to the Guarantor;

(b)	“Finance Document” are references to this Guarantee; and

(c)	“Agent” and “Lender” are references to the Security Agent (for and on behalf of itself, each Finance Party and each Hedge Counterparty).

6.2	FATCA

The provisions of clauses 16.8 (FATCA information) and 16.9 (FATCA Deduction) of the Facility Agreement shall be incorporated into this Guarantee as if set out in full in this Guarantee and as if references in those clauses to “Finance Document” are references to this Guarantee.

7.	APPLICATION OF PROCEEDS

All monies received or recovered by the Security Agent (for and on behalf of itself, each Finance Party and each Hedge Counterparty) pursuant to this Guarantee or the powers conferred by it shall be applied in accordance with clause 14 (Application of Proceeds) of the Intercreditor Agreement as if this Guarantee for such purposes only was a “Debt Document” under the Intercreditor Agreement.

8.	INDEMNITIES

8.1	Currency indemnity

If any sum owing by the Guarantor under this Guarantee (a “Sum”) or any order, judgment or award given or made in relation to a Sum, has to be converted from the Currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against the Guarantor; or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Guarantor shall as an independent obligation, within three Business Days of written demand, indemnify the Security Agent against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

8.2	Amendment costs

If the Guarantor requests an amendment, waiver or consent pursuant to Clause 15 (Amendment, Release and Termination), the Guarantor shall, within five Business Days of written demand (provided that such demand is accompanied by sufficient information to make payment), reimburse the Security Agent, if and to the extent agreed between the Security Agent and the Guarantor, for the amount of all costs and expenses (including, but not limited to, legal fees) approved by the Guarantor in advance reasonably incurred by it in responding to, evaluating, negotiating or complying with that request or requirement.

8.3	Enforcement expenses

The Guarantor shall, within five Business Days of written demand pay the Security Agent for all the costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or preservation of, any of the rights of the Security Agent under this Guarantee or any proceedings instituted by or against the Security Agent as a consequence of taking or holding this Guarantee or enforcing these rights.

9.	SET OFF

The Security Agent may, at any time while an Event of Default is continuing, set off any matured obligation due from the Guarantor under this Guarantee (to the extent beneficially owned by the Security Agent) against any matured obligation owed by the Security Agent to the Guarantor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Security Agent may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

10.	CHANGES TO THE PARTIES

10.1	Change of Guarantor

The Guarantor may not assign any of its rights or transfer any of its obligations under this Guarantee without the written consent of the Security Agent.

10.2	Change of Security Agent

The Security Agent may:

(c)	assign any of its rights; or

(d)	transfer any of its rights and obligations, under this Guarantee in accordance with the provisions of the Intercreditor Agreement.

11.	NOTICES

11.1

The provisions of clause 36.1 (Communications in writing), paragraphs (a) and (b) of clause 36.3 (Delivery), Clause 36.4 (Notification of address and fax number), clause 36.6 (Electronic communication) and clause 36.7 (English language) of the Facility Agreement shall be incorporated into this Guarantee as if set out in full in this Guarantee, but amended as the context requires to apply to communications to be made under or in connection with this Guarantee between the Guarantor and the Security Agent, including as if references in those clauses to:

(a)	“Obligor” are references to the Guarantor;

(b)	“Finance Document” are references to this Guarantee;

(c)	“Agent” and “Finance Party” are references to the Security Agent; and

(d)	clause 36.2 (Addresses) of the Facility Agreement is reference to Clause 11.3 (Addresses) of this Guarantee.

11.2	Any communication or document which becomes effective, in accordance with Clause 11.1 above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

11.3	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Guarantee is:

(a)	in the case of the Guarantor:

	Address:	3rd Floor, 1 Ashley Road, Altrincham, Cheshire, United
Kingdom, WA14 2DT

	Attention:	William Turcotte
	Fax:	+1 281-276-6336
	Email:	wturcotte@noblecorp.com

with a copy to each of:

Noble Corporation plc

	Address:	13135 Dairy Ashford, Ste. 800, Sugar Land, Texas 77478, USA
	Attention:	William Turcotte
	Email:	wturcotte@noblecorp.com

and,

The Drilling Company of 1972 A/S

	Address:	Lyngby Hovedgade 85, 2800 Kgs. Lyngby, Denmark
	Attention:	Treasury
	Email:	teasury@maerskdrilling.com,

and;

(b)	in the case of the Security Agent:

	Address:	PO Box 1600 Sentrum, N-0021 Oslo, Norway
	Attention:	Finn Kristian Reinertsen / Petter Haulan
	Fax:	N/A

or any substitute address, fax number, or department or officer as the Parties may notify to each other by not less than five Business Days’ notice.

12.	PAYMENT MECHANICS

12.1	Payments to the Security Agent

(a)

On each date on which the Guarantor is required to make a payment under this Guarantee, the Guarantor shall make the same available to the Security Agent (unless a contrary indication appears in this Guarantee) for value on the due date at the time and in such funds specified by the Security Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Security Agent) and with such bank as the Security Agent, in each case, specifies.

12.2	No set-off by the Guarantor

All payments to be made by the Guarantor shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

13.	PARTIAL INVALIDITY

If, at any time, any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

14.	BAIL-IN

Clause 44 (Bail-In) of the Facility Agreement shall be incorporated into this Guarantee as if set out in full in this Guarantee, mutatis mutandis, and as if reference in that clause to “Finance Document” are references to this Guarantee.

15.	AMENDMENT, RELEASE AND TERMINATION

15.1	Subject to the terms of the Amendment Agreement:

(a)	the Parties may agree to amend this Guarantee; and

(b)	the Security Agent may grant any release or waiver of, or in respect of, this Guarantee,

(in each case, with the Security Agent (i) acting on the instructions of all the Lenders in respect of (x) any amendments to the nature or scope or (y) the release, of any guarantee and indemnity granted under Clause 3 (Guarantee) or (ii) acting on the instructions of the requisite majority of Lenders in respect of any other amendments to, or release or waiver in respect of, this Guarantee).

15.2

Subject to any earlier release pursuant to Clause 15.1 above, the Parties hereby agree and confirm that this Guarantee shall immediately and automatically terminate with no further effect and the Guarantor shall be released from all obligations under this

Guarantee (and without need for any further action, consent, release or notice) on the occurrence of the Senior Discharge Date.

15.3

If the Effective Date does not occur prior to the termination of the business combination agreement dated 10 November 2021 between, among others, the Company and UK TopCo, this Guarantee shall be of no force or effect.

16.	COUNTERPARTS

This Guarantee may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Guarantee.

17.	GOVERNING LAW

This Guarantee and any non-contractual obligations arising out of or in connection with it are governed by English law.

18.	ENFORCEMENT

(a)

Subject to paragraph (c) below, the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Guarantee (including a dispute regarding the existence, validity or termination of this Guarantee) or any non-contractual obligations arising out of or in connection with this Guarantee (a “Dispute”).

(b)	The Guarantor agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly it will not argue to the contrary.

(c)

This Clause 18 (Enforcement) is for the benefit of the Security Agent only. As a result, the Security Agent shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Security Agent may take concurrent proceedings in any number of jurisdictions.

THIS GUARANTEE has been executed as a deed by the Security Agent and the Guarantor and is delivered by each as a deed on the date stated at the beginning of this Guarantee.

The Guarantor
EXECUTED AS A DEED by NOBLE CORPORATION PLC

/s/ William Turcotte	Signature of director
William Turcotte	Name of director
Company Secretary	Title

in the presence of:

/s/ Brenda Struckhoff	Signature of witness
Brenda Struckhoff	Name of witness
13135 Dairy Ashford	Address of witness
Ste 800
Sugar Land, TX 77478

Signature page to the UK TopCo Guarantee.

The Security Agent

For and on behalf of		)
DNB Bank ASA		)	/s/ Jack Oldbury
by		)	Jack Oldbury
		)	Attorney-in-fact

Witnessed by

/s/ Alice Halpin
Name:	Alice Halpin
Title:	Trainee Solicitor
Watson Farley & Williams LLP
15 Appold Street
London EC2A 2HB

Signature page to the UK TopCo Guarantee.